                                                                    EXHIBIT 12.2


                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                       (IN THOUSANDS, EXCEPT FOR RATIO)




                                                                 YEARS ENDED DECEMBER 31,
                                      -------------------------------------------------------------------------------
                                            1993            1994            1995            1996            1997
Earnings:
 Income before provision for
  Income taxes ......................   $   302,000     $   205,000     $   298,500     $   473,800     $   661,100
Add: Fixed Charges
 Interest (gross) ...................     1,465,303       2,116,655       2,699,769       2,865,800       4,012,209
 Interest factor in rents ...........        15,432          18,565          22,064          25,515          29,351
                                        -----------     -----------     -----------     -----------     -----------
 Total fixed charges ................     1,480,735       2,135,220       2,721,833       2,891,315       4,041,560
Add: Preferred dividends ............            --          20,970          19,868          18,653          12,144
 Combined fixed charges and
   preferred dividends ..............     1,480,735       2,156,190       2,741,701       2,909,968       4,053,704
Earnings before fixed charges,
 preferred dividends and
 provision for income taxes .........   $ 1,782,735     $ 2,340,220     $ 3,020,333     $ 3,365,116     $ 4,702,660
                                        ===========     ===========     ===========     ===========     ===========
Ratio of earnings to fixed
 charges and preferred
 dividends ..........................          1.20            1.09            1.10            1.16            1.16
                                        ===========     ===========     ===========     ===========     ===========



                                        THREE MONTHS
                                           ENDED
                                       MARCH 31, 1998
                                      ---------------
Earnings:
 Income before provision for
  Income taxes ......................   $   217,250
Add: Fixed Charges
 Interest (gross) ...................     1,139,937
 Interest factor in rents ...........         8,448
                                        -----------
 Total fixed charges ................     1,148,385
Add: Preferred dividends ............         5,443
 Combined fixed charges and
   preferred dividends ..............     1,153,828
Earnings before fixed charges,
 preferred dividends and
 provision for income taxes .........   $ 1,365,635
                                        ===========
Ratio of earnings to fixed
 charges and preferred
 dividends ..........................          1.18
                                        ===========